UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                               FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2006
                                                   ------------


              TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

        (Exact Name of Registrant as Specified in its Charter)


             -----------------------------------------------

              Delaware                0-20303             13-2846796
              --------                -------             ----------
   (State or other jurisdiction    (Commission        (I.R.S. employer
         of incorporation)          file number)       identification no.)


       4 Hardscrabble Heights
           P.O. Box 382
           Brewster, NY                                      10509
       ----------------------                                -----
       (Address of principal                               (Zip Code)
         executive offices)


   Registrant's telephone number, including area codes: (845) 277-8100
                                                        --------------



                              NOT APPLICABLE

       (Former name or former address, if changed since last report)



      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):


[  ]    Written communications pursuant to Rule 425 under the
        Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the
        Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b)
        under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c)
        under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 7.01.   REGULATION FD DISCLOSURE
             ------------------------

             Effective at the close of business on May 31, 2006, Touchstone Applied Science Associates, Inc. (the "Company") acquired all of the outstanding shares of Questar Educational Systems, Inc. ("Questar"). Questar provides test delivery, scoring and score analysis capabilities to state testing programs and also provides test material development. The total consideration paid by the Company at closing for the Questar stock was $20,000,000, consisting of $15,000,000 in cash, the issuance of 222,222 shares of Series A-2 Convertible Preferred Stock of the Company (valued at $1,000,000, based on a price of $4.50 per share) and $4,000,000 in a subordinated promissory note issued for the benefit of the selling shareholders of Questar. The Company has also agreed to pay additional consideration in 2010 if Questar achieves certain revenue goals during the three-year period following closing. The maximum contingent earnout payment is $12,500,000, of which up to $10,000,000 shall be paid half in cash and half in shares of Series A-2 Convertible Preferred Stock (valued on the closing date at $4.50 per share), and $2,500,000 shall be paid, at the election of the Company, in cash or in additional shares of Series A-2 Convertible Preferred Stock, valued at fair market value at the time of issuance, or any combination thereof.

             The Company financed the acquisition of Questar through senior debt and private equity investment. The Company entered into a loan agreement (the "Loan Agreement") with TD Banknorth, N.A., pursuant to which the Company borrowed a term loan in an aggregate principal amount of $9,600,000, obtained a revolving line of credit in the amount of $4,000,000 and had issued on its behalf a standby letter of credit in the original stated amount of $194,750 against availability under the revolving line of credit. The term loan is interest-only for the first six months of the loan, and then is payable in forty-eight equal monthly installments of principal and interest on a five year amortization schedule. The term loan balloons on May 30, 2011. Advances under the revolving line of credit are based on a borrowing base of eligible accounts receivable and eligible inventory. The revolving line of credit is available for two years. Both the term loan and the revolving loans are secured by the assets of the Company and by the assets of Questar. The proceeds from the loans were used to pay a portion of the purchase price for the shares of Questar and closing costs for the transaction, and for working capital.

             The Company also entered into a securities purchase agreement (the "Series A Convertible Preferred Stock Purchase Agreement") with Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. (collectively, the "Investors"), pursuant to which the Company issued and sold to the Investors 1,666,667 shares of its Series A-1 Convertible Preferred Stock ("Series A-1 Preferred Stock") (valued at $7,500,000, based on a price of $4.50 per share). The proceeds from the sale of stock were used to pay a portion of the purchase price for the shares of Questar and closing costs for the transaction, with the balance being retained by the Company for working capital. Two members of the Company's Board of Directors, Donald W. Hughes and David L. Warnock are also principals of each of the Investors.

             The Company entered into an investor rights agreement (the "Investor Rights Agreement"), with the Investors pursuant to which the Company has granted the Investors rights to register under the Securities Act of 1933, as amended (the "Act"), the shares of Common Stock into which the Series A-1 Preferred Stock is convertible in accordance with provisions of the Investor Rights Agreement and the Certificate of Designations.

             In connection with the acquisition of Questar, the Company entered into an investor rights agreement with certain former shareholders of Questar pursuant to which the Company has granted to such persons rights to register under the Act the shares of Common Stock into which the Series A-2 Preferred Stock is convertible.

             The Company has entered into employment agreements for an initial twenty-four month term with the management of Questar.
Such employment agreements with the Questar management team include non-competition covenants and proprietary rights agreements.

             On June 1, 2006, the Company issued a press release announcing its acquisition of Questar. A copy of this press release is filed herewith.

ITEM 9.01(d)    EXHIBITS.
                ---------

                The following Exhibit is filed as part of this Report:

                99.1    Press Release dated June 1, 2006

                                 SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                           TOUCHSTONE APPLIED SCIENCE
                                           ASSOCIATES, INC.


Date:   June 1, 2006                       By: /s/ ANDREW L. SIMON
                                                   ----------------------
                                               Andrew L. Simon
                                               President and Chief
                                               Executive Officer and
                                               Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit
-------

 99.1      Press Release dated June 1, 2006